Exhibit 3.1

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

ARTICLES OF AMENDMENT

Blackstone Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 5.1 of the Second Articles of Amendment and Restatement of the Corporation (the “Charter”) is hereby amended to increase the number of shares of capital stock that the Corporation has authority to issue to 3,100,000,000 and the number of shares of common stock, par value $0.01 per share, that the Corporation has authority to issue to 3,000,000,000.

SECOND: The total number of shares of capital stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 2,100,000,000 Shares, consisting of 2,000,000,000 shares of common stock, $0.01 par value per share, 500,000,000 of which are classified as Class T common stock, 500,000,000 of which are classified as Class S common stock 500,000,000 of which are classified as Class D common stock and 500,000,000 of which are classified as Class I common stock, and 100,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of capital stock having par value was $21,000,000.

THIRD: The total number of shares of capital stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 3,100,000,000 Shares, consisting of 3,000,000,000 shares of common stock, $0.01 par value per share, 500,000,000 of which are classified as Class T common stock, 1,000,000,000 of which are classified as Class S common stock, 500,000,000 of which are classified as Class D common stock and 1,000,000,000 of which are classified as Class I common stock, and 100,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of capital stock having par value is $31,000,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 15th day of August, 2019.

ATTEST:	BLACKSTONE REAL ESTATE INCOME TRUST, INC.

/s/ Leon Volchyok	By:	/s/ A.J. Agarwal	(SEAL)
Name: Leon Volchyok		Name: A.J. Agarwal
Title: Chief Legal Officer, Chief		Title: President and Director
Compliance Officer and Secretary